For Period Ending 06/30/01
File No. 811-8274

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MassMutual Mid Cap Growth Equity Fund (Series 10)

On February 5, 2001, Registrant purchased 19,000 shares issued by Exodus at a price of $18.00 per share, amounting to a $342,000 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller Anderson & Sherrerd, LLP, participated in the underwriting syndicate.

On June 12, 2001, Registrant purchased 28,400 shares issued by Embraer at a price of $38.90 per share, amounting to a $1,104,760 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller Anderson & Sherrerd, LLP, participated in the underwriting syndicate.


MassMutual Small Cap Growth Equity Fund (Series 11)

On February 7, 2001, Registrant purchased 14,475 shares issued by KPMG Consulting, Inc. at a price of $18.00 per share, amounting to a $260,550 aggregate purchase price. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Investment Management Inc., participated in the underwriting syndicate. Morgan Stanley & Co. was the broker from whom the Fund purchased shares.

On May 18, 2001, Registrant purchased 7000 shares issued by Instinet Group Inc. at a price of $14.50 per share, amounting to a $101,500 aggregate purchase price. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Investment Management Inc., participated in the underwriting syndicate. First Boston Brokerage was the broker from whom the Fund purchased shares.

On May 24, 2001, Registrant purchased 12,125 shares issued by Integrated Circuit Systems, Inc. at a price of $15.00 per share, amounting to a $181,875 aggregate purchase price. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Investment Management Inc., participated in the underwriting syndicate. Lehman Brothers Inc. was the broker from whom the Fund purchased shares.

On June 13, 2001, Registrant purchased 10,300 shares issued by Odyssey Re Holdings Corp. at a price of $18.00 per share, amounting to a $185,400 aggregate purchase price. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan
Investment Management Inc., participated in the underwriting syndicate. MAM Securities, LLC was the broker from whom the Fund purchased shares.

On June 13, 2001, Registrant purchased 8,250 shares issued by FMC Technologies at a price of $20.00 per share, amounting to a $165,000 aggregate purchase price. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Investment Management Inc., participated in the underwriting syndicate. Merrill Lynch & Co. was the broker from whom the Fund purchased shares.